Exhibit 99.1

Investor Relations: Don Duffy/Raphael Gross of ICR, 203-682-8200

or

Media: John Flanagan of ICR, 203-682-8200

McCormick & Schmick’s Seafood Restaurants, Inc. Reports First Quarter 2007 Financial Results

Revenues of $81.4 Million and $0.22 Diluted Earnings Per Share

Portland, Oregon – (Business Wire) – May 8, 2007 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its fiscal first quarter ended March 31, 2007.

Financial highlights for the thirteen week first quarter 2007 compared to the thirteen week first quarter 2006:

•	Revenues increased 13.7% to $81.4 million from $71.6 million

•	Comparable restaurant sales increased 2.8%

•	Operating income increased 34.0% to $4.5 million from $3.4 million

•	Net income increased 40.7% to $3.2 million from $2.3 million

•	Diluted earnings per share increased to $0.22 from $0.16

Revenues for the first quarter of 2007 increased 13.7% to $81.4 million from $71.6 million in the first quarter of 2006. The growth in revenues is attributable to a 2.8% increase in comparable restaurant sales and additional revenues from restaurants not in the comparable base. The 2.8% increase in comparable restaurant sales was primarily the result of higher menu pricing, coupled with a beneficial product mix shift. The Company opened one company-owned restaurant during the first quarter of 2007 in Sacramento, California. In addition, on March 30, 2007 the Company completed its previously announced acquisition of The Boathouse restaurants which marked the Company’s entry into the Canadian market. The acquisition includes five operating restaurants and one restaurant under construction, which we plan to open in 2007, all of which are on prime waterfront locations in the greater Vancouver, British Columbia area.

“We are very pleased with what we accomplished in the first quarter of 2007. We exceeded our earnings guidance, achieved our 15th consecutive quarter of positive comparable restaurant sales, and opened a new chapter in our 35-year history through the acquisition of the Vancouver, British Columbia-based The Boathouse restaurants. In addition to the opportunities we have to expand the McCormick and Schmick’s restaurant base in the United States, including the eleven restaurants we intend to open this year alone, we foresee select growth opportunities for The Boathouse brand in Canada. This is certainly an exciting time for our entire Company,” said Doug Schmick, Chairman and Chief Executive Officer of McCormick & Schmick’s Seafood Restaurants, Inc.

Financial Guidance

The Company expects second quarter 2007 revenues to be between $90.0 million and $91.0 million and a comparable restaurant sales increase between 2% and 3%. Diluted earnings per share are expected to be between $0.30 and $0.31. The Company intends to open one new restaurant in the second quarter of 2007 in Santa Ana, California, and intends to open a total of eleven domestic McCormick & Schmick’s Seafood Restaurants and one The Boathouse restaurant in fiscal 2007.

The Company expects fiscal year 2007 revenues to be between $362.0 million and $366.0 million and a comparable restaurant sales increase between 2% and 3%. Diluted earnings per share are expected to be between $1.14 and $1.16. The guidance provided is inclusive of The Boathouse restaurants acquisition, which was completed on March 30, 2007.

Conference Call

The Company will host a conference call to discuss first quarter 2007 financial results today at 5:00 PM EDT. Hosting the call will be Douglas Schmick, Chairman and Chief Executive Officer, and Manny Hilario, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-800-289-0726, or for international callers 1-913-981-5545. A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers; the conference ID is 6594394. The replay will be available until May 16, 2007.

The call will be webcast live from the Company’s website at www.McCormickandSchmicks.com under the investor relations section.

About the Company

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading seafood restaurant operator in the affordable upscale dining segment. The Company now operates 71 restaurants, including 66 restaurants in the United States and five restaurants in Canada under The Boathouse brand. McCormick & Schmick’s has successfully grown over the past 35 years by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a diverse base of casual diners, families, travelers and the business community.

Forward-Looking Statements

The financial guidance we provide for our second quarter and fiscal 2007 and the number of restaurants we intend to open in our second quarter and fiscal 2007 are forward-looking statements. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of qualified employees and the availability of a sufficient number of suitable new restaurant sites; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Consolidated Statements of Income and Margin Analysis

(in thousands, except per share data)

	Quarter ended
	April 1, 2006		March 31, 2007
	(13 Weeks)		(13 Weeks)
Revenues	$71,606	100.0%	$81,428	100.0%

Restaurant operating costs
Food and beverage	21,022	29.4%	23,547	28.9%
Labor	22,736	31.8%	25,764	31.7%
Operating	10,486	14.6%	12,153	14.9%
Occupancy	6,591	9.2%	7,486	9.2%

Total restaurant operating costs	60,835	85.0%	68,950	84.7%
General and administrative expenses	3,971	5.5%	4,703	5.8%
Restaurant pre-opening costs	763	1.1%	448	0.5%
Depreciation and amortization	2,659	3.7%	2,800	3.4%

Total costs and expenses	68,228	95.3%	76,901	94.4%

Operating income	3,378	4.7%	4,527	5.6%
Interest income, net	(3)	—	(176)	(0.2)%

Income before income taxes	3,381	4.7%	4,703	5.8%
Income tax expense	1,075	1.5%	1,458	1.8%

Net income	$2,306	3.2%	$3,245	4.0%

Net income per share
Basic	$0.16		$0.23
Diluted	$0.16		$0.22
Shares used in computing net income per share
Basic	14,192		14,403
Diluted	14,482		14,701